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Exhibit 99.01

[COASTCAST LOGO]

For Immediate Release	Contact: Hans H. Buehler, Chairman & CEO (310) 638-0595

Coastcast Reports NYSE to Delist Coastcast

Rancho Dominguez, California (September 12, 2002)—Coastcast Corporation (NYSE: PAR) today reported that it received notification from the New York Stock Exchange that trading in Coastcast common stock will be suspended prior to the opening on Monday, September 23, 2002, or such earlier date as (i) Coastcast is approved to commence trading in another securities marketplace, or (ii) there is a material adverse development. The NYSE also notified Coastcast that following its suspension, the NYSE will inform the United States Securities and Exchange Commission of its intent to delist Coastcast common stock from trading on the NYSE.

        Hans Buehler, Chairman and CEO, stated: "It is with great disappointment that we have to accept the decision of the New York Stock Exchange to discontinue the listing of our company on the big board. Listed companies are required to have shareholders' equity or a market cap of not less than $50 million. Due to recent losses and a decline in the market price of our stock, the shareholders' equity and market cap of Coastcast have fallen below $50 million. Coastcast common stock will be available for trading on the Over-the-Counter Bulletin Board. A new call number will be assigned to us next week.

        "During the past several quarters, we have kept you informed as to what was happening in our company. A very large portion of our golf business has been lost to China. We now remain the last independent golf clubhead manufacturer in the U.S. Our proximity to our customers and years of working relationships has been of some help to retain a portion of this business. We improved our performance through reduced lead times, improved quality and lowered pricing and expect to keep this portion of the business for the time being.

        "Our management team has done a very good job to make the necessary adjustments commensurate with our reduced business volume. At the end of March 2000, the company employed 5,688 people in all its facilities, both in the US and in Mexico. At the end of August 2002, that work force was reduced to 1,124 employees or by 80%. The force reductions between January and August of this year were 1,946 or 60%. We did not only reduce the headcount but we also reduced the entire payroll by cutting and reducing the salaried areas, as well. Part of our headcount reductions can be attributed to improving productivity, not just adjustments to lower revenue.

        "We expect to reduce the space we currently have by approximately 50% by the end of the year. In Mexicali, Mexico, we were in four separate buildings. That is being reduced to two. In Tijuana, Mexico, we have one large building, approximately 40% of which will be available for sublease. A portion has already been sublet. In the US, we were in two locations, one leased and one owned. We are consolidating in the leased facility, and are selling the owned one.

        "All the changes have been costly for us. We had very high severance costs. Re-locating and consolidating of plants was expensive. We have much surplus equipment, most of which has minimal value.

        "A major portion of these costs has been recognized through the second quarter of this year. Additional charges will occur in the third quarter and a very few in the fourth. We will then be finished with most of the reorganization and the related expenses.

        "It is important to note that in spite of all the costs and changes, we did not show overwhelming losses. And during this time we still remained free of debt and increased our cash position. Our cash on January first was $13 million and increased to almost $17 million by September first. This was primarily due to cash provided by operating activities. We intend to employ our cash resource toward further productivity gains, cost reduction, improving our capabilities and expanding the type of services we provide.

        "We have been working on development of titanium turbocharger wheels for certain major customers. Some of this work has come to fruition. We are proceeding with work on a number of models, which we expect to become production programs.

        "We are very excited about this opportunity. Reductions in emissions of nitrous oxides from diesel exhaust have been mandated both in the U.S. and Europe. The use of titanium wheels in the turbocharger is part of a new technology, which facilitates meeting reductions required through this decade.

        "We expect titanium wheels to become an important part of our business in the years to come. Significant production orders are beginning in 2003. In addition, the company is optimistic about other new business opportunities, both in titanium and other alloys.

        "We feel that our golf business has stabilized and do not expect more losses to China beyond what has happened. I know of no other company that has undergone the changes we have and were able to survive. We intend to do better than that. It is a very strong endorsement for us to know that major companies are willing to entrust us with long-term programs, such as the manufacture of titanium turbocharger wheels. That has been a sign of encouragement to all our employees.

        "As our fortunes improve and we resume to report good news and earnings we hope that our stock price will reflect it. At present, we have free cash of $2.21 per share, and a book value per share of approximately $5.70. If belief can be restored in our company and the work we are doing, the share price should reflect it and perhaps again be traded on one of the exchanges.

        "We will work hard to protect the interests of our company and its shareholders."

        Coastcast, a manufacturer of golf clubheads, produces metal woods, irons and putters in a variety of metals, including stainless steel and titanium. Customers include Callaway, Cleveland, Ping and Titleist. The company also manufactures a variety of investment-cast orthopedic implants and surgical tools and other specialty products that are made to customers' specifications.

        Except for the historical information, other statements in this release are forward-looking statements, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, industry conditions, economic conditions, competitive factors and pricing pressures, and shifts in market demand as well as other risks detailed in the company's Securities and Exchange Commission filings.

Coastcast Corporation ~ 3025 East Victoria Street, Rancho Dominguez, CA 90221

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Coastcast Reports NYSE to Delist Coastcast